EXHIBIT 35.1.2

1123 – Servicer Compliance Statement
2007 SEC Listed Transactions
Fidelity Platform

I, Herb Gover, Executive Vice President North American Consumer Asset Operations, certify that:

(a) A review of CitiMortgage, Inc. (the “Servicer”) activities during the 12 month period ending December 31, 2007 (“Reporting Period”) and of its performance under the applicable servicing agreement as identified on Schedule A has been made under my supervision.

(b) To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the applicable servicing agreement in all material respects throughout the Reporting Period.

February 22, 2008

By:    /s/ Herb Gover
Name:  Herb Gover
Title:   Executive Vice President, North American Consumer Asset Operations

Schedule A
SEC Listed Transactions-Fidelity

Security	Investor Code	Primary Servicer	Master Servicer	Trust Administrator
CMSI 2007-5	9280-9287	X
CMALT 2007-A6	9288-9293	X
CMSI 2007-6	9294-9300	X
CMALT 2007-A7	9301-9308	X
CMSI 2007-7	9311-9318	X
CMALT 2007-A8	9326-9329	X
SEMT 2007-2	60273	X
MLMBS 2007-1	60366	X
CSMC 2007-1	60368	X
CSMC 2007-2	60369	X
Sequoia 2007-1	60370	X
SEMT 2007-2	60371	X
MLMBS 2007-1	60055	X
RWMT 2007-1	60273	X